September 10, 2014

Ms. Nora Everett, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Ms. Everett:

Principal Financial Services, Inc. intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Credit Opportunities Explorer Fund - Class A	$10,000,000	1,000,000
Credit Opportunities Explorer Fund - Institutional Class	$10,000,000	1,000,000
Dynamic High Yield Explorer Fund - Class A	$7,500,000	750,000
Dynamic High Yield Explorer Fund - Institutional Class	$7,500,000	750,000

Each share of the Credit Opportunities Explorer Fund has a par value of $0.01 and a price of $10 per share. Each share of the Dynamic High Yield Explorer Fund has a par value of $0.01 and a price of $10 per share. In connection with such purchase, Principal Financial Services, Inc. represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL FINANCIAL SERVICES, INC.

BY	/s/ Michael D. Roughton
Michael D. Roughton
Vice President and Associate General Counsel